TODD SHIPYARDS CORPORATION ANNOUNCES ASSET ACQUISITION OF EVERETT SHIPYARD, INC.

VIA FACSIMILE	CONTACT: HILARY PICKEREL
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SEATTLE, WASHINGTON...January 21, 2008...Todd Shipyards Corporation ("Todd") (NYSE:TOD) announced that it has signed an agreement to purchase the assets of Everett Shipyard, Inc. ("ESY"). ESY performs ship repair work for a range of government and commercial customers at two locations in Everett, Washington.

Todd will form a new subsidiary, Everett Ship Repair & Drydock, Inc. ("Everett"), to continue ESY's current shipyard operations. Upon closing of the transaction, Everett intends to enter into an employment agreement with ESY's current President, Kevin Quigley. Mr. Quigley will continue to be responsible for the operation of the shipyard.

Todd's transaction with the owners of ESY includes capital funds to purchase and improve a 1,000 ton drydock which was recently added to ESY's operations, allowing Everett to compete in a broader market of marine repair and overhaul opportunities, as well as the build out of a ship repair facility on a newly leased waterfront parcel at the Port of Everett.

ESY has a collective bargaining agreement with the International Brotherhood of Boilermakers, Local 104 and the United Brotherhood of Carpenters, Local 1184. The new entity will continue to operate as a union yard by fully recognizing and becoming signatory to ESY's existing labor agreements. The new yard intends to employ the workforce currently employed by ESY.

Several conditions of the sale remain to be satisfied, most notably the consent of the Port of Everett who is ESY's landlord. The parties are targeting February 15, 2008 as the closing date. It is anticipated that the acquisition of Everett will be accretive to Todd's earnings. Todd and ESY have not disclosed the purchase price for the transaction.

ESY has operated a successful ship repair operation performing pier side repair and overhaul work for numerous customers, including Washington State Ferries and the United States Navy, since the 1960s. ESY and Todd do not generally compete for the same contracts.

Todd Shipyards Corporation has operated shipyards in the U.S. since 1916. Its wholly owned subsidiary, Todd Pacific Shipyards in Seattle, performs a substantial amount of repair and maintenance work on commercial and federal government vessels and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Statements contained in this Report, which are not historical facts or information, are "forward-looking statements." Words such as "believe," "expect," "intend," "will," "should," and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties, which could cause the outcome to be materially different than stated. The Company cautions that any forward-looking statement reflects only the belief of the Company or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove to be inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.